UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

               May 26, 2005

Date of report (Date of earliest event reported)

               Magic Lantern Group, Inc.

(Exact name of registrant as specified in its charter)

New York	1-9738	13-3016967
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1075 North Service Road West, Suite 27, Oakville, Ontario L6M 2G2

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:         (905) 827-2755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 27, 2005, Magic Lantern Group, Inc. received notice from The American Stock Exchange ("AMEX") indicating that we have failed to satisfy certain continued listing standards.  Specifically, we failed to timely file our Quarterly Report on Form 10-Q.  The requirement to timely file such reports is a requirement for the continued listing of our securities.  In addition, failure to timely file such reports is a material violation of our listing agreement with the Exchange and, therefore, the Exchange is authorized to suspend, and unless prompt action is taken, remove our securities from the Exchange.

The above-referenced letter confirmed that, as previously disclosed, in order to maintain our AMEX listing, we must submit a plan by May 31, 2005, advising AMEX of the actions we have taken, or will take, that would bring us into compliance with the applicable listing standards within 18 months of the receipt of the  notification letter.  Subsequent to the receipt of the letter on May 27, 2005, we requested and were granted and extension under which to file our recovery plan to close of business June 7, 2005.

If AMEX accepts our compliance plan we may be able to continue our listing during the plan period of up to 18 months, during which time we will be subject to periodic review to determine if we are making progress consistent with the plan.  If we are not in compliance with the continued listing standards at the end of the 18-month plan period, or we do not make progress consistent with the plan during the plan period, AMEX staff will initiate delisting proceedings as appropriate.  If we do not submit a plan, or if we submit a plan that is not accepted, we may be subject to delisting proceedings.

We intend to submit a compliance plan to AMEX by June 7, 2005. There is no guarantee that our plan will be completed, timely filed or accepted by AMEX.

ITEM 5.02

Departure of Directors or Executive Officers; Election of Directors; Appointment of Principal Officers

On June 2, 2005, we issued a press release announcing the voluntary resignation of Donald Hyde and Michael Mackenzie from our Board of Directors.  The press release is provided herewith as Exhibit 99.

ITEM 9.01

Financial Statements and Exhibits

Exhibit

Number

Description

   99

Press Release of Magic Lantern Group, Inc. dated June 2, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGIC LANTERN GROUP, INC.

Date: June 2, 2005

By:  /s/ Robert A. Goddard

Robert A. Goddard

President & CEO